Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-157057, 333-157057-01 to 333-157057-44

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

TCEH FINANCE, INC.

SUPPLEMENT NO. 10 TO

MARKET MAKING PROSPECTUS DATED

MAY 4, 2010

THE DATE OF THIS SUPPLEMENT IS APRIL 5, 2011

On April 1, 2011, the registrant parent guarantor, Energy Future Competitive Holdings Company, filed the attached

Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – April 1, 2011

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Competitive Holdings Company

(Exact name of registrant as specified in its charter)

Texas	1-34543	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Intermediate Holding Company LLC

(Exact name of registrant as specified in its charter)

Delaware	1-34544	26-1191638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As part of its ongoing liability management program, Texas Competitive Electric Holdings Company LLC (“TCEH”), a subsidiary of Energy Future Holdings Corp. (“EFH Corp.”) and Energy Future Competitive Holdings Company (“EFCH”), today announced that it intends to seek certain amendments (the “Amendment”) to its Credit Agreement, dated as of October 10, 2007 and amended as of August 7, 2009 (the “Senior Secured Credit Facilities”). In addition, TCEH is seeking extensions (the “Extension”) of certain commitments and loans under the Senior Secured Credit Facilities.

In connection with the Amendment, TCEH is requesting lenders under the Senior Secured Credit Facilities to consent to certain amendments to the Senior Secured Credit Facilities that would, among other things, amend certain covenants contained in the Senior Secured Credit Facilities (including its Secured Debt to EBITDA financial maintenance covenant). Moreover, in connection with the Amendment, TCEH is requesting that lenders under the Senior Secured Credit Facilities acknowledge that (i) the intercompany loans from TCEH to EFH Corp. comply with the requirement in the Senior Secured Credit Facilities that these loans be made on an “arm’s-length” basis and (ii) no excess cash flow mandatory repayments were required to be made by TCEH for fiscal years 2008, 2009 and 2010.

Based on private negotiations and discussions with lenders, TCEH believes that lenders representing greater than 50% of the loans and commitments under the Senior Secured Credit Facilities will approve the Amendment, subject to the completion of definitive documentation and the satisfaction of other customary closing conditions. Pursuant to the Senior Secured Credit Facilities, lenders holding, in the aggregate, greater than 50% of the loans and commitments under the Senior Secured Credit Facilities must consent to the Amendment in order for it to become effective. The Amendment will not be conditioned on the closing and effectiveness of the Extension. If the Amendment becomes effective, TCEH will pay a consent fee of 50 basis points to lenders that consent to the Amendment by 12:00 p.m., Eastern time, on April 7, 2011.

In connection with the Extension, TCEH is offering all of its lenders under the Senior Secured Credit Facilities the right to extend:

(1) the maturity of TCEH’s first lien term loans held by accepting lenders from October 10, 2014 to October 10, 2017 and increase the interest rate with respect to such extended term loans from LIBOR plus 3.50% to LIBOR plus 4.50%,

(2) the maturity of TCEH’s first lien deposit letter of credit loans held by accepting lenders from October 10, 2014 to October 10, 2017 and increase the interest rate with respect to such extended deposit letter of credit loans from LIBOR plus 3.50% to LIBOR plus 4.50% and

(3) the maturity of the commitments under TCEH’s revolving credit facility held by accepting lenders from October 10, 2013 to October 10, 2016 and increase the interest rate with respect to such extended revolving loans from LIBOR plus 3.50% to LIBOR plus 4.50% and increase the undrawn fee with respect to such commitments from 0.50% to 1.00%.

If the Extension becomes effective, TCEH will pay an up-front extension fee of 350 basis points on extended term loans and extended deposit letter of credit loans to lenders that agree to extend their term loans and deposit letter of credit loans by 12:00 p.m., Eastern time, on April 12, 2011.

The closing and effectiveness of the Extension will be conditioned upon the satisfaction of certain conditions, including, among others, the closing of an offering (the “Senior Secured Notes Offering”) by TCEH of its senior secured notes producing gross cash proceeds in an amount, together with cash on hand of TCEH, necessary to fund pro-rata repayments of certain outstanding loans under the Senior Secured Credit Facilities and certain fees and expenses incurred in connection with the Senior Secured Notes Offering, the Amendment and the Extension. The extension of the term loans and deposit letter of credit loans will not be conditioned upon the effectiveness of the extension of the commitments under the revolving credit facility.

The Amendment, the Extension and the Senior Secured Notes Offering will be subject to various closing conditions, and there can be no assurance that these transactions will be consummated on the terms described in this Current Report on Form 8-K or at all.

***

The information set forth in this Current Report on Form 8-K is for informational purposes only and shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities of TCEH or any of its affiliates, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The senior secured notes to be offered have not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws. The securities will be offered inside the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in reliance on Regulation S under the Securities Act.

***

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Forward-looking statements are generally not statements of historical facts. These forward-looking statements are based on our current beliefs and expectations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control). The factors that could cause actual results or outcomes to differ materially from these forward-looking statements include the number of lenders that will approve the Amendment and elect to participate in the Extension, whether the Amendment and/or the Extension will become effective, and those discussed in EFH Corp.’s, EFCH’s and Energy Future Intermediate Holding Company LLC’s (“EFIH”) Annual Reports on Form 10-K for the fiscal year ended December 31, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which are applicable only on the date of this Current Report on Form 8-K. None of EFH, EFCH or EFIH undertakes any obligation to publicly release any revision to their respective forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

Dated: April 1, 2011